UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

MISSISSIPPI POWER COMPANY

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2010
ANNUAL MEETING
 & INFORMATION STATEMENT

www.mississippipower.com

MISSISSIPPI POWER COMPANY
Gulfport, Mississippi

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 19, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Mississippi Power Company will be held on May 19, 2010 at 10:00 a.m., Eastern Time, at the offices of the Company’s affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308, to elect six members of the board of directors and to transact any other business that may properly come before said meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 9, 2010 will be entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Mississippi Power Company Corporate Secretary at
(228) 864-1211.

The Information Statement and the 2009 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT AND 2009 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2010.

The Information Statement and the 2009 Annual Report are also available on the internet at www.mississippipower.com/financial.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Vicki L. Pierce
Corporate Secretary

Gulfport, Mississippi
April 26, 2010

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Mississippi Power Company (Company) in connection with the 2010 Annual Meeting of Shareholders and any adjournment or postponement thereof.   The meeting will be held on May 19, 2010 at 10:00 a.m., Eastern Time, at the offices of the Company’s affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308.  This Information Statement is initially being provided to shareholders on or about April 26, 2010.  The Information Statement and the 2009 Annual Report are also available on the internet at www.mississippipower.com/financial.

At the meeting, the shareholders will vote to elect six members to the board of directors and transact any other business that may properly come before the meeting.  We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record on the record date of April 9, 2010 are entitled to notice of and to vote at the meeting. On that date, there were 1,121,000 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company).  There were also 34,210 shares of $100 preferred stock and 1,200,000 shares of depositary preferred stock, each representing one-fourth of a share of preferred stock, outstanding on that date.  With respect to the election of directors, all of the outstanding shares of preferred stock are entitled to vote as a single class with the Company’s common stock.  Each share of outstanding common stock counts as one vote and each share of outstanding preferred stock counts as one-half vote.  The Company’s charter provides for cumulative voting rights in the election of directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company’s principal business address is 2992 West Beach, Gulfport, Mississippi 39501.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner.  In order to be considered for inclusion for the 2011 annual meeting, shareholder proposals must be received by the Company no later than February 26, 2011.

NOMINEES FOR ELECTION AS DIRECTORS

A board of six directors is to be elected at the annual meeting, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor.  Each of the named nominees is currently a director.  If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, offices held, and descriptions of their business experience.  The background, experiences, and strengths of each nominee contribute to the diversity of the Company’s board.  The information is current as of the date of this Information Statement.

Anthony J. Topazi - Director since 2004
Mr. Topazi, 59, as president and chief executive officer of the Company, is uniquely qualified to serve as chairman of the board. Mr. Topazi understands the electric utility business, the regulatory structure, and other industry-specific matters that affect the Company. Prior to assuming his current position, Mr. Topazi was an executive vice president of Southern Company Generation and Energy Marketing, and before that he was a senior vice president with Southern Power, and vice president of the Birmingham division of Alabama Power.  Mr. Topazi is a director of Hancock Holding Company, Gulfport, Mississippi.

Carl J. Chaney – Director since 2009
Mr. Chaney, 48, is president and chief executive officer of Hancock Holding Company, Gulfport, Mississippi, and also acts as president, chief executive officer, and director for numerous affiliated companies such as Hancock Bank in many locations (banking, insurance, and investment services). Mr. Chaney serves as a member of the Executive Committee of the Gulf Coast Business Council, as well as on the boards of directors of the Mississippi Economic Council and the Gulf Coast Renaissance Corporation.  He has been active in the community in past years as the chairman of the Mississippi Gulf Coast Chamber of Commerce and is a graduate of Leadership Gulf Coast.  Mr. Chaney’s strong financial experience in the areas of banking and finance is beneficial to the board.

Aubrey B. Patterson, Jr. - Director since 2005
Mr. Patterson, 67, is chairman and chief executive officer of BancorpSouth, Inc., Tupelo, Mississippi. He currently serves as a director of Furniture Brands International.  Mr. Patterson has served as a member of the Executive Steering Committee of Momentum Mississippi and of the Mississippi Board of Trustees of Institutions of Higher Learning.  Previous directorships also include having served the American Bankers Association, the Community Development Foundation, the North Mississippi Health Services, the Mississippi Partnership for Economic Development, and the Mississippi Economic Council.  Mr. Patterson’s vast experience in the banking industry and the community brings a unique perspective to the board.

Christine L. Pickering - Director since 2007
Mrs. Pickering, 49, is a certified public accountant, owning her business, Christy Pickering, CPA Public Accounting Firm, in Biloxi, Mississippi, for two decades. She serves as a director of Hancock Holding Company and is the chair of its audit committee.  Mrs. Pickering also serves on the boards of directors of Gulf Coast Renaissance Corporation and Infinity, Inc.  She has been actively engaged in community service as past president of the Biloxi Rotary Club, where she received the 1991 Rotarian of the Year award, and as a member of the Inaugural Class of Leadership Gulf Coast.  Mrs. Pickering, as a CPA and business owner, brings a wealth of experience to the board.

Martha D. Saunders - Director since 2008
Dr. Saunders, 61, has served as president of the University of Southern Mississippi, Hattiesburg, Mississippi, since May 2007.  She previously served as the chancellor of the University of Wisconsin - Whitewater from August 2005 to May 2007 and vice president for academic affairs at Columbus State University, Columbus, Georgia, from July 2002 to August 2005.  Dr. Saunders actively participates in community service through her membership on the Pine Belt Red Cross Council.  Her extensive work in education, and understanding such unique challenges, brings a valued perspective to the board.

Philip J. Terrell - Director since 1995
Dr. Terrell, 56, is retired superintendent of schools, Pass Christian Public School District, Pass Christian, Mississippi.  He is an advisory director of Hancock Bank in Gulfport, Mississippi.  Dr. Terrell has engaged in service to his community through the Boys and Girls Club, as well as membership with the Harrison County Development Commission.  Dr. Terrell’s experiences in the educational system and the community make him a valuable member of the board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors.  The shareholders entitled to vote in the election of directors have the right to cumulate their votes.  Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees.  A shareholder will not be entitled to vote cumulatively at the Company’s 2010 Annual Meeting unless such shareholder gives the Company notice of his interest to cumulate his vote not less than 48 hours before the time set for the meeting.  If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of six members.  The current nominees for election as directors consist of five non-employee directors and Mr. Topazi, the president and chief executive officer of the Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE).  Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance.  The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders.  In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors.  During 2009 and until March 31, 2010, the pay components for non-employee directors were:

Annual retainers:

•	$12,000 annual retainer

Annual equity grants:

•	340 shares of Southern Company common stock paid in quarterly grants of 85 shares (1)

Meeting fees:

•	$1,200 for participation in a meeting of the board

•	$1,000 for participation in a meeting of a committee of the board
____________

(1)	Equity grants may be deferred at the director’s election.

Effective April 1, 2010, the director compensation program was amended with pay components being as follows:

Annual retainers:

•	$22,000 retainer paid in quarterly amounts of $5,500

Annual equity grants:

•	$19,500 in Southern Company common stock units paid in quarterly grants of $4,875 (1)

Meeting fees:

•
Meeting fees are not paid for participation in the initial five meetings of the board in a calendar year.  If more than five meetings of the board are held in a calendar year, $1,200 will be paid for participation in each meeting of the board beginning with the sixth meeting.

____________

(1)	Equity grants may be deferred at the director’s election.

DIRECTOR DEFERRED COMPENSATION PLAN

If deferred, all quarterly equity grants are required to be deferred in the Deferred Compensation Plan for Directors of Mississippi Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan) and are invested in Southern Company common stock units which earn dividends as if invested in Southern Company common stock. Earnings are reinvested in additional stock units. Upon leaving the board, distributions are made in shares of Southern Company common stock.

In addition, directors may elect to defer up to 100% of their remaining compensation in the Director Deferred Compensation Plan until membership on the board ends. Deferred compensation may be invested as follows, at the director’s election:

•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in shares of Southern Company common stock upon leaving the board

•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in cash upon leaving the board

•	at the prime interest rate which is paid in cash upon leaving the board

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the director, may be distributed in a lump sum payment or in up to 10 annual distributions after leaving the board.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee directors during 2009, including amounts deferred in the Director Deferred Compensation Plan.  Non-employee directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roy Anderson, III (3)	19,000	11,058	0	0	30,058
Carl J. Chaney	10,400	5,385	0	0	15,785
Thomas E. Dulaney (4)	6,200	3,127	0	0	9,327
Aubrey B. Patterson, Jr.	20,800	11,058	0	0	31,858
Christine L. Pickering	26,000	11,058	0	0	37,058
Martha D. Saunders	20,000	11,058	0	0	31,058
George A. Schloegel (5)	13,800	5,756	0	0	19,556
Philip J. Terrell	23,700	11,058	0	0	34,758

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Mr. Anderson resigned from the board effective April 9, 2010.
(4)	Mr. Dulaney retired from the board effective March 30, 2009.
(5)	Mr. Schloegel retired from the board effective July 6, 2009.

BOARD LEADERSHIP STRUCTURE

The board believes that the combined role of chief executive officer and chairman is beneficial to the Company because Mr. Topazi is the director most familiar with the Company’s business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  The chief executive officer brings company-specific experience and expertise, while the Company’s independent directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the directors to hold executive sessions of the non-employee directors without management participation at meetings of the Controls and Compliance Committee. The chair of the Controls and Compliance Committee presides over these meetings. Information on how to communicate with the chair of the Controls and Compliance Committee or the non-employee directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mrs. Pickering, Chair (1); Mr. Chaney (1), Mr. Patterson, Dr. Saunders, and Dr. Terrell

•	Met four times in 2009

•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations. Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate and oversee the work of the independent registered public accounting firm.

(1)  Mr. Schloegel retired from the board effective July 6, 2009. Mrs. Pickering was appointed as Chair, effective April 8, 2009, and Mr. Chaney was appointed a member, effective July 15, 2009, of the Controls and Compliance Committee.

Compensation Committee:

•	Members are Dr. Saunders and Mr. Chaney (1)

•	Met two times in 2009

•	Oversees the administration of the Company’s compensation arrangements

(1)  Mr. Anderson served as Chair until his resignation on April 9, 2010.  Mr. Schloegel retired from the board effective July 6, 2009 and Mr. Chaney was appointed a member of the Compensation Committee effective August 21, 2009.

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company’s chief executive officer and makes recommendations regarding the fees paid to members of the Company’s board of directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers.  It also administers executive compensation plans and reviews management succession plans.  The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

In 2009, the Southern Company Compensation and Management Succession Committee directly retained Towers Perrin as its outside compensation consultant. The Southern Company Compensation and Management Succession Committee informed Towers Perrin in writing that the Southern Company Compensation and Management Succession Committee expected Towers Perrin to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company’s management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee’s requirements.  The Southern Company Compensation and Management Succession Committee also expected Towers Perrin to recommend changes based on executive compensation and related corporate governance trends.

During 2009, Towers Perrin assisted the Southern Company Compensation and Management Succession Committee with comprehensive market data and its implications for pay at the Company and various other governance, design, and compliance matters.

Southern Company engages human resources consulting firms, including Towers Perrin, for various services including compensation and benefits market studies, health and retirement actuarial services, and health and wellness consulting.  The services provided by Towers Perrin in 2009 and the fees paid for those services are listed below.

Engagement by Southern Company Compensation and Management Succession Committee (executive compensation consulting)	$582,876
Health and Welfare Plan Projects	$560,959
Development of communications for compensation program changes	$118,544

The Southern Company Compensation and Management Succession Committee does not believe that its consultant’s independence was affected by the additional services provided by the firm.  However, beginning in 2010, all such services must be approved in advance by the chair of the Southern Company Compensation and Management Succession Committee, as provided in such Committee’s Charter as amended effective February 15, 2010.

BOARD RISK OVERSIGHT

The chief executive officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company.  All significant risks identified on the Company’s risk profile are reviewed with the full board at least annually.  In addition, the board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues.  The Controls and Compliance Committee as part of its review of management’s risk assessment receives a risk report at least twice each year on the Company’s risk profile.  This Committee elevates any significant risk issues and changes to the risk profiles to the full board as appropriate.

DIRECTOR ATTENDANCE

The board of directors met five times in 2009.  Average director attendance at all board and committee meetings was 96%. No director nominee attended less than 75% of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee.  The full board, with input from the Company’s president and chief executive officer, identifies director nominees.  The board evaluates candidates based on the requirements set forth in the Company’s bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect director nominees.  Consequently, the board has not established a nominating committee and does not accept proposals from preferred shareholders regarding potential candidates for director nominees.  Southern Company’s president and chief executive officer also has input on behalf of Southern Company regarding potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907.  The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed.  The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors.  The Company does not solicit proxies for the election of directors because the affirmative vote of

Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. None of the Company’s directors attended the Company’s 2009 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the board of directors of Southern Company.  The Company’s management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management’s report on the Company’s internal control over financial reporting in the 2009 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scopes and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held 10 meetings during 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010. At the 2010 annual meeting of the Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

William G. Smith, Jr., Chair
Jon A. Boscia
Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company’s principal independent registered public accounting firm for 2009 and 2008:

	2009 2008
	(in thousands)
Audit Fees (1)	$1,244	$1,170
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$1,244	$1,170

(1)	Includes services performed in connection with financing transactions.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche.  This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual arrangements letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve.  The Audit Committee’s approval of the independent registered public accounting firm’s annual arrangements letter constitutes pre-approval of all services covered in the letter.  In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters.  The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement.  The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm.  These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker or dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines is impermissible.  In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2010 Annual Meeting of Shareholders unless, no later than three business days prior to the day of the meeting, the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907, that such shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche.  In such a case, a representative of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if so desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Southern Company Compensation and Management Succession Committee.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

GUIDING PRINCIPLES AND POLICIES

Southern Company, through a single executive compensation program for all officers of its subsidiaries, drives and rewards both Southern Company financial performance and individual business unit performance.

This executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in our industry, must be tied to and motivate our executives to meet our short- and long-term performance goals, must foster and encourage alignment of executive interests with the interests of our stockholders and our customers, and must not encourage excessive risk-taking.  The program generally is designed to motivate all employees, including executives, to achieve operational excellence and financial goals while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance.  The program is performance-based in several respects:

•
Southern Company’s actual earnings per share (EPS) and the Company’s business unit performance, which includes return on equity (ROE), and the Company’s operational performance, compared to target performance levels established early in the year, determine the ultimate annual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Southern Company common stock (Common Stock) price changes result in higher or lower ultimate values of stock options.
•	Southern Company’s dividend payout and total shareholder return compared to those of its industry peers lead to higher or lower payouts under the Performance Dividend Program (performance dividends).
The pay-for-performance principles apply not only to the named executive officers, but to thousands of Company employees.  The Performance Pay Program covers almost all of the Company’s nearly 1,300 employees.  Stock options and performance dividends cover more than 250 of the Company’s employees.  These programs engage our people in our business, which ultimately is good not only for them, but for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program has several components, each of which plays a different role.  The chart below discusses the intended role of each material pay component, what it rewards, and why we use it.  Following the chart is additional information that describes how we made 2009 pay decisions.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Base Salary
Base salary is pay for competence in the executive role, with a focus on scope of responsibilities.

One-time lump sum payments are made in lieu of promotional salary increases in certain circumstances.
Market practice. Provides a threshold level of cash compensation for job performance.

Annual Performance-Based Compensation: Performance Pay Program	The Performance Pay Program rewards achievement of operational, EPS, and business unit financial goals.
Market practice.

Performance-based compensation.

Focuses attention on achievement of short-term goals that ultimately work to fulfill our mission to customers and lead to increased stockholder value in the long term.

Long-Term Performance-Based Compensation: Stock Options	Stock options reward price increases in Common Stock over the market price on the date of grant, over a 10-year term	Market practice. Performance-based compensation. Aligns executives’ interests with those of Southern Company’s stockholders.

Long-Term Performance-Based Compensation: Performance Dividends
Performance dividends provide cash compensation dependent on the number of stock options held at year end, Southern Company’s dividends paid during the year, and Southern Company’s four-year total shareholder return versus industry peers.

Market practice.

Performance-based compensation.

Enhances the value of stock options and focuses executives on maintaining a significant dividend yield for Southern Company’s stockholders.

Aligns executives’ interests with Southern Company’s stockholders’ interests since payouts are dependent on the returns realized by Southern Company’s stockholders versus those of our industry peers.

Southern Excellence Awards	An employee may receive discretionary cash or non-cash awards based on extraordinary performance. Awards are not tied to pre-established goals.	Provides a means of rewarding, on a current basis, extraordinary performance.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Retirement Benefits
The Southern Company Deferred Compensation Plan provides the opportunity to defer to future years up to 50% of base salary and all or a part of annual performance-based compensation, except stock options, in either a prime interest rate or Common Stock account.

Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (Pension Plan).

The Supplemental Benefit Plan counts pay, including deferred salary, ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules.

The Supplemental Executive Retirement Plan counts annual performance-based pay above 15% of base salary for pension purposes.

Permitting compensation deferral is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.

The purpose of these supplemental plans is to eliminate the effect of tax limitations on the payment of retirement benefits.

Represents an important component of competitive market-based compensation in Southern Company’s peer group and generally.

Perquisites and Other Personal Benefits
Personal financial planning maximizes the perceived value of our executive compensation program to executives and allows them to focus on the Company’s operations.

Home security systems lower the risk of harm to executives.

Club memberships are provided primarily for business use.

Limited personal use of corporate-owned aircraft associated with business travel.
Perquisites benefit both the Company and executives, at low cost to the Company.

Post-Termination Pay
Change-in-control agreements provide severance pay, accelerated vesting, and payment of short- and long-term performance-based compensation upon a change in control of the Company or Southern Company coupled with involuntary termination not for cause or a voluntary termination for “Good Reason.”

Market practice.

Providing protections to officers upon a change in control minimizes disruption during a pending or anticipated change in control.

Payment and vesting occur only upon the occurrence of both an actual change in control and loss of the executive’s position.

MARKET DATA

For the named executive officers, the Compensation Committee reviews compensation data from large, publicly-owned electric and gas utilities.  The data was developed and analyzed by Towers Perrin, the compensation consultant retained by the Compensation Committee.  The companies included each year in the primary peer group are those whose data is available through Towers Perrin’s database.  Those companies are drawn from this list of primarily regulated utilities of $2 billion in revenues and up.

AGL Resources Inc.	El Paso Corporation	PG&E Corporation
Allegheny Energy, Inc.	Entergy Corporation	Pinnacle West Capital Corporation
Alliant Energy Corporation	EPCO	PPL Corporation
Ameren Corporation	Exelon Corporation	Progress Energy, Inc.
American Electric Power Company, Inc.	FirstEnergy Corp.	Public Service Enterprise Group Inc.
Atmos Energy Corporation	FPL Group, Inc.	Puget Energy, Inc.
Calpine Corporation	Integrys Energy Company, Inc.	Reliant Energy, Inc.
CenterPoint Energy, Inc.	MDU Resources, Inc.	Salt River Project
CMS Energy Corporation	Mirant Corporation	SCANA Corporation
Consolidated Edison, Inc.	New York Power Authority	Sempra Energy
Constellation Energy Group, Inc.	Nicor, Inc.	Southern Union Company
CPS Energy	Northeast Utilities	Spectra Energy
DCP Midstream	NRG Energy, Inc.	TECO Energy
Dominion Resources Inc.	NSTAR	Tennessee Valley Authority
Duke Energy Corporation	NV Energy, Inc.	The Williams Companies, Inc.
Dynegy Inc.	OGE Energy Corp.	Wisconsin Energy Corporation
Edison International	Pepco Holdings, Inc.	Xcel Energy Inc.

Southern Company is one of the largest utility companies in the United States based on revenues and market capitalization, and its largest business units are some of the largest in the industry as well.  For that reason, the consultant size-adjusts the survey market data in order to fit it to the scope of our business.

In using this market data, market is defined as the size-adjusted 50th percentile of the survey data, with a focus on pay opportunities at target performance (rather than actual plan payouts).  Market data for chief executive officer positions and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers are reviewed.  Based on that data, a total target compensation opportunity is established for each named executive officer.  Total target compensation opportunity is the sum of base salary, annual performance-based compensation at the target performance level, and stock option awards with associated performance dividends at a target value.  Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels.  As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s and Southern Company’s performance for the year or period.

We did not target a specified weight for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2009 compensation amounts.  Total target compensation opportunities for senior management as a group are managed to be at the median of the market for companies of our size and in our industry.  The total target compensation opportunity established in 2009 for each named executive officer is shown below.

Name	Salary ($)	Annual Incentive ($)	Long-Term Incentive ($)	Total Target Compensation Opportunity ($)
A. J. Topazi	392,343	235,406	490,429	1,181,178
F. V. Turnage	227,640	102,438	136,584	466,662
J. W. Atherton	201,422	88,263	76,008	365,693
K. D. Flowers	216,775	86,710	86,710	390,195
D. R. Horsley	254,818	114,668	152,891	522,377

For purposes of comparing the value of our compensation program to the market data, stock options are valued at 5.7%, and the performance dividend targets at 10%, of the average daily Common Stock price for the year preceding the grant, both of which represent risk-adjusted present values on the date of grant and were consistent with the methodologies used to develop the market data.  For the 2009 grant of stock options and the performance dividend targets established for the 2009 - 2012 performance-measurement period, this value was $4.94 per stock option granted.  In the long-term column, approximately 36% of the value shown is attributable to stock options and approximately 64% is attributable to performance dividends.  The value of stock options, with the associated performance dividends, declined from 2008.  In 2008 and 2009, the value of the dividend equivalents was 10% of the value of the average daily Common Stock price or the stock option grant date, but the value of stock options declined from 12% to 5.7%.  In 2008, performance dividends represented 45% of the long-term target value and stock options represented 55% of that value.  More information on how stock options are valued is reported in the Grants of Plan-Based Award table and the information accompanying it.

As discussed above, the Compensation Committee targets total target compensation opportunities for executives as a group at market.  Therefore, some executives may be paid somewhat above and others somewhat below market.  This practice allows for minor differentiation based on time in the position, scope of responsibilities, and individual performance.  The differences in the total pay opportunity for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions.  The average total target compensation opportunities for the named executive officers were at the median of the market data described above.  Because of the use of market data from a large number of peer companies for positions that are not identical in terms of scope of responsibility from company to company, we do not consider slight differences material and continue to believe that our compensation program is market-appropriate.  Generally, we consider compensation to be within an appropriate range if it is not more or less than 10% of the applicable market data.

In 2008, the Compensation Committee received a detailed comparison of our executive benefits program to the benefits of a group of other large utilities and general industry companies.  The results indicated that our overall executive benefits program was at market.  Because this data does not change significantly year over year, this study is only updated every few years.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2009 Base Salary

With the exception of Mr. Topazi, the named executive officers are each within a position level with a base salary range that is established under the direction of the Compensation Committee using the market data described above.  Mr. Topazi’s total target compensation opportunity, including base salary, is not within a position level band.  It is set directly by the Compensation Committee using the above-described market data for specific positions similar in scope and responsibility in the market peer companies listed above.  Consistent with the broad-based program for 2009, there were no base salary adjustments for the named executive officers, except due to promotions.  Mr. Atherton was promoted during 2009 and received a 6% base salary increase.

2009 Performance-Based Compensation

This section describes our performance-based compensation program in 2009.  The Compensation Committee approved changes to that program in 2009, to be effective in 2010.  These changes are described in the last section of this CD&A entitled 2010 Executive Compensation Program Changes.

Achieving Operational and Financial Goals — Our Guiding Principle for Performance-Based Compensation

Our number one priority is to provide our customers outstanding reliability and superior service at low prices while achieving a level of financial performance that benefits Southern Company’s stockholders in the short and long term.

In 2009, we strove for and rewarded:

•	Continued industry-leading reliability and customer satisfaction, while maintaining our low retail prices relative to the national average; and

•	Meeting energy demand with the best economic and environmental choices.

In 2009, we also focused on and rewarded:

•	Southern Company EPS growth;

•	Company ROE in the top quartile of comparable electric utilities;

•	Common Stock dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return; and

•	Financial integrity — an attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating.

The performance-based compensation program is designed to encourage achievement of these goals.

The Southern Company chief executive officer, with the assistance of Southern Company’s Human Resources staff, recommends to the Compensation Committee program design and award amounts for senior executives, including the named executive officers.

2009 Annual Performance Pay Program

Program Design
The Performance Pay Program is Southern Company’s annual performance-based compensation program.  Almost all employees of the Company, including the named executive officers, are participants.

The performance measured by the program uses goals set at the beginning of each year by the Compensation Committee.

An illustration of the annual Performance Pay Program goal structure for 2009 is provided below.

•
Operational goals for 2009 were safety, customer satisfaction, plant availability, transmission and distribution system reliability, and inclusion.  Each of these operational goals is explained in more detail under Goal Details below.  The result of all operational goals is averaged and multiplied by the bonus impact of the EPS and business unit financial goals.  The amount for each goal can range from 0.90 to 1.10 or can be 0.00 if a threshold performance level is not achieved as more fully described below.  The level of achievement for each operational goal is determined and the results are averaged.

•
Southern Company EPS is weighted at 50% of the financial goals.  EPS is defined as earnings from continuing operations divided by average shares outstanding during the year.  The EPS performance measure is applicable to all participants in the Performance Pay Program, including the named executive officers.

•
Business unit financial performance is weighted at 50% of the financial goals.  The Company’s financial performance goal is ROE, which is defined as the Company’s net income divided by average equity for the year.  For Southern Company’s generation business unit (Southern Company Generation), it is calculated using a corporate-wide weighted average of all the business unit financial performance goals, including primarily the ROE of the Company and affiliated companies: Alabama Power, Georgia Power, and Gulf Power.   Ms. Flowers is an executive officer of both the Company and Southern Company Generation.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. Such adjustments include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the earnings goal was established and of sufficient magnitude to warrant recognition. The Compensation Committee made an adjustment in 2009 to eliminate the effect of a $202 million ($0.25 per share) charge to Southern Company’s earnings taken in 2009. The charge related to the settlement agreement with MC Asset Recovery, LLC (MCAR) to resolve an action which arose out of the bankruptcy proceeding of Mirant Corporation, a former subsidiary of Southern Company, until its spin-off in April 2001. The settlement included an agreement by Southern Company to pay MCAR $202 million, which was paid in mid-2009. This adjustment increased the average payout for 2009 performance by approximately 30%.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund its Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals:

Customer Satisfaction – The Company uses customer satisfaction surveys to evaluate its performance.  The survey results provide an overall ranking for the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.

Reliability — Transmission and distribution system reliability performance is measured by the frequency and duration of outages.  Performance targets for reliability are set internally based on historical performance, expected weather conditions, and expected capital expenditures.

Availability — Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest.  The rate is calculated by dividing the number of hours of forced outages by total generation hours.

Safety – Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment.  The performance is measured by the Occupational Safety and Health Administration recordable incident rate.

Inclusion/Diversity – The inclusion program seeks to improve our inclusive workplace.  This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles, and supplier diversity.

Company and Southern Company capital expenditures “gate” or threshold goal – For 2009, Southern Company strived to manage total capital expenditures for the participating business units at or below approximately $4.5 billion, excluding nuclear fuel, and the Company strived to manage such expenditures at or below $163 million.  If Southern Company’s or the Company’s capital expenditure target is exceeded, total operational goal performance is capped at 0.90 regardless of the actual operational goal results.  Adjustments to the goal may occur due to significant events not anticipated in the Company’s or Southern Company’s business plans established early in 2009, such as acquisitions or disposition of assets, new capital projects, and other events.

Southern Company Generation also has an operations and maintenance cost performance goal.

The ranges of performance levels established for the operational goals are detailed below.

Level of Performance	Customer Satisfaction	Reliability	Availability – Company/ Southern Company Generation (%)	Safety - Company/ Southern Company Generation	Inclusion	Southern Company Generation O&M Cost Performance Variance from Budget (%)
Maximum (1.10)	Top quartile for each customer segment	Improve historical performance	2.25/2.00	0.62/0.20	Significant improvement	0
Target (1.00)	Top quartile overall	Maintain historical performance	3.00/2.75	0.988/0.410	Improve	+/-1.25
Threshold (0.90)	2nd quartile overall	Below historical performance	4.00/3.75	1.373/0.510	Below expectations	+/-2.50
0 Trigger	At or below median	Significant issues	9.00/6.00	Each quarter at threshold or below/>0.62	Significant issues	+/-10.00

EPS and Business Unit Financial Performance:
The range of EPS and business unit financial goals for 2009 is shown below.  The ROE goal varies from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.

Level of Performance	Southern Company EPS, Excluding MCAR Settlement Impact	Business Unit Financial Performance/ROE	Payout Factor	Payout Factor at Associated Level of Operational Goal Achievement	Payout Below Threshold for Operational Goal Achievement
Maximum	$2.50	13.7%	2.00	2.20	0.00
Target	$2.375	12.7%	1.00	1.00	0.00
Threshold	$2.25	11.00%	0.01	0.01	0.00
Below threshold	<$2.25	<11.00%	0.00	0.00	0.00

2009 Achievement

Each named executive officer had a target Performance Pay Program opportunity, based on his or her position, set by the Compensation Committee at the beginning of 2009.  Targets are set as a percentage of base salary.  Mr. Topazi’s target was set at 60%.  For Ms. Turnage and Mr. Horsley, it was set at 45%, and for Ms. Flowers, it was set at 40%.  For Mr. Atherton, it was set at 40% until his promotion during 2009 when it was increased to 45%.  The gate goal targets were not exceeded and therefore did not affect payouts.  Actual 2009 goal achievement is shown in the following table.  The EPS result shown in the table is adjusted for the MCAR settlement charge taken in 2009, as described above.  Therefore, payouts were determined using EPS performance results that differed from the results reported in the financial statements of Southern Company.  EPS, as determined in accordance with accounting principles generally accepted in the United States and as reported in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2009, was $2.07 per share.

Business Unit	Operational Goal Multiplier (A)	EPS, Excluding MCAR Settlement Impact	EPS Goal Performance Factor (50% Weight)	Business Unit Financial Performance	Business Unit Financial Performance Factor (50% Weight)	Total Weighted Financial Performance Factor (B)	Total Payout Factor (AxB)
The Company	1.08	$2.32	0.57	13.12%	1.42	0.99	1.07
Southern Company Generation	1.08	$2.32	0.57	Corporate Average	0.90	0.73	0.79

Note that the Total Payout Factor may vary from the Total Weighted Financial Performance Factor multiplied by the Operational Goal Multiplier due to rounding.  To calculate the Performance Pay Program amount, the target opportunity is multiplied by the Total Payout Factor.

For the Company, actual performance, as adjusted, exceeded the target performance levels; therefore, the payout levels also exceeded the target pay opportunities that were established.  For Southern Company Generation, actual performance was below the target performance levels.  More information on how the target pay opportunities are established is provided under the Market Data section in this CD&A.

The table below shows the pay opportunity set in early 2009 for the annual Performance Pay Program payout at target-level performance and the actual payout based on the actual performance, as adjusted, shown above.

Name	Target Annual Incentive Opportunity ($)	Actual Annual Incentive Payout ($)
A. J. Topazi	235,406	251,884
F. V. Turnage	102,438	109,609
J. W. Atherton	88,263	94,441
K. D. Flowers	86,710	83,242
D. R. Horsley	114,668	122,695

Stock Options
Options to purchase Common Stock are granted annually and were granted in 2009 to the named executive officers and approximately 250 other employees of the Company.  Options have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term.  The Compensation Committee changed the stock option vesting provisions associated with retirement for stock options granted in 2009 to the executive officers of Southern Company, including Mr. Topazi.  For the grants made in 2009, unvested options are forfeited if he retires and accepts a position with a peer company within two years of retirement.  The Compensation Committee made this change to provide more retention value to the stock option awards, to provide an inducement to not seek a position with a peer company, and to limit the post-termination compensation of executive officers of Southern Company who do accept positions with a peer company.

As described in the Market Data section above, the Compensation Committee established a target long-term performance-based compensation value for each named executive officer. The number of stock options granted, with associated performance dividends, was determined by dividing that long-term value by the value of a stock option with associated performance dividends. The value of each stock option was derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating that amount are discussed in Note 8 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (2009 Annual Report).  For 2009, the Black-Scholes value on the grant date was $1.80 per stock option.  As described in the Market Data section above, the value of the associated performance dividends was $3.14 per stock option which was 10% of the Common Stock price on the grant date. Therefore, the target value of each stock option, with associated performance dividends, was $4.94 per stock option. The calculation of the 2009 stock option grants for the named executive officers is shown below.

Name	Long-Term Value($)	Value Per Stock Option ($)	Number of Stock Options Granted
A. J. Topazi	490,429	4.94	99,276
F. V. Turnage	136,584	4.94	27,648
J. W. Atherton	76,008	4.94	15,386
K. D. Flowers	86,710	4.94	17,552
D. R. Horsley	152,891	4.94	30,949

More information about the stock option program is contained in the Grants of Plan-Based Awards table and the information accompanying it.

Performance Dividends
All option holders, including the named executive officers, can receive performance-based dividend equivalents on stock options held at the end of the year.  Performance dividends can range from 0% to 100% of the Common Stock dividend paid during the year per option held at the end of the year.  Actual payout will depend on Southern Company’s total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies.  The peer group is determined at the beginning of each four-year performance-measurement period.  The peer group varies from the Market Data peer group due to the timing and criteria of the peer selection process.  The peer group for performance dividends is set by the Compensation Committee at the beginning of the four-year performance-measurement period.  However, despite these timing differences, there is substantial overlap in the companies included.

Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters.  In the final year of the performance-measurement period, Southern Company’s ranking in the peer group is determined at the end of each quarter and the percentile ranking is multiplied by the actual Common Stock dividend paid in that quarter.  To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned are added together.

No performance dividends are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2009 Payout

The peer group used to determine the 2009 payout for the 2006-2009 performance-measurement period consisted of utilities with revenues of $1.2 billion or more with regulated revenues of 60% or more.  Those companies are listed below.

Allegheny Energy, Inc.	Entergy Corporation	Pinnacle West Capital Corp.
Alliant Energy Corporation	Exelon Corporation	Progress Energy, Inc.
Ameren Corporation	FPL Group, Inc.	SCANA Corporation
American Electric Power Company, Inc.	NiSource Inc.	Sempra Energy
CenterPoint Energy, Inc.	Northeast Utilities	Westar Energy Corporation
CMS Energy Corporation	NSTAR	Wisconsin Energy Corporation
Consolidated Edison, Inc.	NV Energy, Inc.	Xcel Energy Inc.
DPL, Inc.	Pepco Holdings, Inc.
Edison International	PG&E Corporation

The scale below determined the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each option held at December 31, 2009 based on performance during the 2006-2009 performance-measurement period.  Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

Southern Company’s total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period ending with 2009, was the 83rd, 83rd, 53rd, and 38th percentile, respectively, resulting in a total payout of 64% of the full year’s Common Stock dividend, or $1.10.  This amount was multiplied by each named executive officer’s outstanding stock options at December 31, 2009 to calculate the payout under the program.  The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

2012 Opportunity

The Compensation Committee selected two peer groups for the 2009-2012 performance-measurement period (which will be used to determine the 2012 payout amount).  The results of the two peer groups will be averaged to determine the payment level.  One peer group selected is a published index, the Philadelphia Utility Index. The other peer group (custom peer group) is a group of companies that Southern Company believes are similar to Southern Company in terms of business models, including a mix of regulated and non-regulated revenues.

The companies in the Philadelphia Utility Index are listed below.

Ameren Corporation	Exelon Corporation
American Electric Power Company, Inc.	FirstEnergy Corp.
CenterPoint Energy, Inc.	FPL Group, Inc.
Consolidated Edison, Inc.	Northeast Utilities
Constellation Energy Group, Inc.	PG&E Corporation
Dominion Resources Inc.	Progress Energy, Inc.
DTE Energy Company	Public Service Enterprise Group Inc.
Duke Energy Corporation	The AES Corporation
Edison International	Xcel Energy Inc.
Entergy Corporation

The companies in the custom peer group are listed below.

American Electric Power Company, Inc.	PG&E Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
Duke Energy Corporation	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy Inc.
NSTAR

The scale below will determine the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each option held at December 31, 2012, based on the 2009-2012 performance-measurement period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Groups	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

See the Grants of Plan-Based Awards table and the accompanying information for more information about threshold, target, and maximum payout opportunities for the 2009-2012 Performance Dividend Program.

Southern Excellence Awards
The Company’s chief executive officer approved discretionary awards to Ms. Flowers, Ms. Turnage, and Mr. Atherton for superior performance and business results achieved in 2009.

Timing of Performance-Based Compensation

As discussed above, Southern Company EPS and the Company’s financial performance goals for the 2009 annual Performance Pay Program were established at the February 2009 Compensation Committee meeting.  Annual stock option grants also were made at that meeting.  The establishment of performance-based compensation goals and the granting of stock options were not timed with the release of material non-public information.  This procedure was consistent with prior practices.  Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee.  The exercise price of options granted to employees in 2009 was the closing price of the Common Stock on the grant date or last trading day before the grant date, if the grant date was not a trading day.

Post-Employment Compensation

As mentioned above, we provide certain post-employment compensation to employees, including the named executive officers.

Retirement Benefits
Generally, all full-time employees of the Company participate in our funded Pension Plan after completing one year of service.  Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation.  We also provide unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. (These plans are the Supplemental Benefit Plan and the Supplemental Executive Retirement Plan that are described in the chart on page 13.)  See the Pension Benefits table and the information accompanying it for more information about pension-related benefits.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service.  Up to 50% of base salary and up to 100% of performance-based compensation, except stock options, may be deferred, at the election of eligible employees.  All of the named executive officers are eligible to participate in the Deferred Compensation Plan.  See the Nonqualified Deferred Compensation table and the information accompanying it for more information about the Deferred Compensation Plan.

Change-in-Control Protections
The Compensation Committee initially approved the change-in-control protection program in 1998. The program provided some level of severance benefits to all employees not part of a collective bargaining unit, if the conditions of the program were met, as described below. The Compensation Committee established this program and the levels of severance amount in order to provide certain compensatory protections to officers upon a change in control and thereby allow them to negotiate aggressively with a prospective purchaser. Providing such protections to our employees in general would minimize disruption during a pending or anticipated change in control. For all participants, payment and vesting would occur only upon the occurrence of both an actual change in control and loss of the individual’s position.  In 2009, the Compensation Committee directed Towers Perrin to review best practices for change-in-control programs and directed management to recommend any necessary changes to the program to meet those best practices. The review of the program was completed in 2009 and changes were made effective in late 2009.

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.”  This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment.

If the conditions described above are met, the named executive officers are entitled to severance payments equal to one or three times their base salary plus the annual Performance Pay Program amount assuming target-level performance.  Most officers in the Southern Company system, including the Company’s named executive officers, are entitled to severance payments equal to one or three times their base salary plus the annual Performance Pay Program amount assuming target-level performance.  Mr. Topazi is entitled to the larger amount.

Prior to the changes made in 2009, the named executive officers, other than Mr. Topazi, were entitled to severance payments of two times their base salary plus the target-level annual Performance Pay Program amount.  The changes made in 2009 also eliminated the broad-based change-in-control severance program.

More information about post-employment compensation, including severance arrangements under our change-in-control program, is included in the section entitled Potential Payments upon Termination or Change in Control.

Executive Stock Ownership Requirements

Effective January 1, 2006, the Compensation Committee adopted Common Stock ownership requirements for officers of Southern Company and its subsidiaries that are in a position of vice president or above.  All of the named executive officers are covered by the requirements.  The guidelines were implemented to further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan.  One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled. The ownership requirement is reduced by one-half at age 60.  Ms. Turnage is age 60 or older.

The requirements are expressed as a multiple of base salary as per the table below.

Name	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
A. J. Topazi	3 Times	6 Times
F. V. Turnage	1 Times	2 Times
J. W. Atherton	2 Times	4 Times
K. D. Flowers	1 Times	2 Times
D. R. Horsley	2 Times	4 Times

Current officers have until September 30, 2011 to meet the applicable ownership requirement.  Newly-elected officers have five years from the date of their election to meet the applicable ownership requirement.

Policy on Recovery of Awards

Southern Company’s Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer will reimburse the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Southern Company Policy Regarding Hedging the Economic Risk of Stock Ownership

Southern Company’s policy is that insiders, including outside directors, will not trade in Southern Company options on the options market and will not engage in short sales.

2010 Executive Compensation Program Changes

In 2009, the Compensation Committee made certain key changes to the performance-based compensation program that affect all employees of the Company, including the named executive officers.  Changes were made to both the annual and long-term performance-based compensation programs.

Annual Performance Pay Program

For annual performance-based compensation to be earned in 2010, the Compensation Committee changed the goal weights and lowered the maximum payout opportunity.  Under the program in effect since 2000, the 2009 goals were weighted 50% EPS and 50% ROE with an adjustment of plus or minus 10% based on operational goal performance.  The maximum payout opportunity was 220% of the target opportunity.  (For more information, see the description of the Performance Pay Program in the 2009 Performance-Based Compensation section in this CD&A.)  Under the program effective in 2010, the goals are weighted one-third EPS, one-third ROE, and one-third operational goals.  The maximum payout opportunity is reduced to 200% of target.

Long-Term Performance-Based Compensation Program

The long-term performance-based compensation program that has been in effect for many years has consisted of stock options with associated performance dividends.  Effective in 2010, stock options were granted without associated performance dividends.  Performance dividends accounted for approximately 64% of the total long-term performance-based compensation target value for 2009.  In 2010, stock options represent 40% of the total value and a new long-term performance-based compensation component was granted:  performance share units.  Performance share units represent 60% of the total long-term performance-based compensation target value.  A grant date fair value per unit is determined.  For the grant made in 2010, the value per unit was $30.13.  The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers.  Each performance share unit represents one share of Common Stock.  At the end of the three-year performance-measurement period, the number of units will be adjusted up or down (zero to 200%) based on Southern Company’s total shareholder return relative to that of its peers in the Philadelphia Utility Index and the custom peer group.  (The performance metric, performance scale, and the peer groups used for the performance share units are the same as those currently used for performance dividends.)  The number of performance share units earned will be paid in Common Stock.  No dividends or dividend equivalents will be paid or earned on the performance share units.

The Compensation Committee also approved a transition period for the Performance Dividend Program.  There are three performance-measurement periods that are still open: 2007-2010, 2008-2011, and 2009-2012.  For these open periods, the performance at the end of each period will be determined as described above in this CD&A, and the amount earned will be paid on the number of stock options granted prior to 2010 that a participant holds at the end of each period.  Therefore, there will be three additional payouts under the Performance Dividend Program.  The number of stock options used to calculate these payouts will be limited to the number of unexercised stock options granted prior to 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A.  Based on such review and discussion, the Compensation Committee recommended to the Southern Company board of directors that the CD&A be included in this Information Statement.  The Southern Company board of directors approved that recommendation.

Members of the Compensation Committee:

J. Neal Purcell, Chair
Henry A. Clark, III
H. William Habermeyer, Jr.
Donald M. James

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2007, 2008, and 2009 by the chief executive officer, the chief financial officer, and the next three most highly-paid executive officers who served in 2009.  Collectively, these officers are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Anthony J. Topazi	2009	407,433	0	0	178,697	542,370	678,982	29,437	1,836,919
President, Chief	2008	386,913	0	0	101,901	597,955	351,583	33,005	1,471,357
Executive Officer,	2007	363,116	0	0	177,415	521,312	625,156	35,410	1,722,409
and Director
Frances V. Turnage	2009	236,395	20,000	0	49,766	217,305	298,736	16,231	838,433
Vice President,	2008	224,490	0	0	33,256	258,308	217,107	15,567	748,728
Chief Financial	2007	210,293	10,000	0	57,902	204,936	267,575	19,760	770,466
Officer, and
Treasurer
John W. Atherton	2009	205,793	15,000	0	27,695	134,275	155,810	12,191	550,764
Vice President	2008	187,043	25,000	0	21,591	150,968	74,956	12,468	472,026
	2007	173,915	24,000	0	37,245	142,680	91,599	10,631	480,070

Kimberly D.	2009	225,112	20,000	0	31,594	159,922	133,609	10,980	581,217
Flowers	2008	214,800	0	0	24,631	204,806	20,727	13,069	478,033
Vice President	2007	205,236	8,500	0	43,911	170,642	41,180	12,845	482,314

Donald R. Horsley	2009	264,619	0	0	55,708	237,680	357,218	22,400	937,625
Vice President	2008	252,251	0	0	37,226	282,567	200,777	28,240	801,061
	2007	240,328	10,000	0	66,048	238,632	216,708	23,668	795,384

Column (d)

Ms. Turnage, Ms. Flowers, and Mr. Atherton each received a Southern Excellence Award in 2009 as described in the CD&A.

Column (e)

No equity-based compensation has been awarded to the named executive officers, or any other employee of the Company, other than Option Awards which are reported in column (f).

Column (f)

This column reports the aggregate grant date fair value of stock option grants made during the applicable year, disregarding any estimates of forfeitures related to service-based vesting conditions.  See Note 8 to the financial statements in the 2009 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the aggregate of the payouts under the Performance Pay Program and the Performance Dividend Program attributable to performance periods ended December 31, 2009 that are discussed in the CD&A.  The amounts paid under each program to the named executive officers are shown below.

Name	Annual Performance-Based Compensation ($)	Performance Dividends ($)	Total ($)
A. J. Topazi	251,884	290,486	542,370
F. V. Turnage	109,609	107,696	217,305
J. W. Atherton	94,441	39,834	134,275
K. D. Flowers	83,242	76,680	159,922
D. R. Horsley	122,695	114,985	237,680

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) during 2007, 2008, and 2009. The amount included for 2007 is the difference between the actuarial present values of the Pension Benefits measured as of September 30, 2006 and September 30, 2007.  However, the amount for 2008 is the difference between the actuarial values of the Pension Benefits measured as of September 30, 2007 and December 31, 2008 - 15 months rather than one year.  September 30 was used as the measurement date prior to 2008 because it was the date as of which Southern Company measured its retirement benefit obligations for accounting purposes.  Starting in 2008, Southern Company changed its measurement date to December 31.  The amount for 2009 is the difference between the actuarial values of the Pension Benefits measured as of December 31, 2008 and December 31, 2009.  The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or another Southern Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65.  As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors - growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

The present values of accumulated Pension Benefits as of September 30, 2007 reflect new provisions that were made in 2007 regarding the form and timing of payments from the supplemental pension plans.  Those changes brought those plans into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (Code).  The key change was to the form of payment.  Instead of providing monthly payments for the lifetime of each named executive officer and his or her spouse, these plans will pay the single sum value of those benefits for an average lifetime in 10 annual installments.  The present value of accumulated benefits prior to September 30, 2007 reflects supplemental pension benefits being paid monthly for the lifetimes of the named executive officers and their spouses.  The 2007 change in pension value reported in column (h) for each named executive officer is greater than what it otherwise would have been due to the change in the form of payment.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2009, see the information following the Pension Benefits table.

This column also reports any above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP); however, there were no above-market earnings on deferred compensation in 2009.  For more information about the DCP, see the Nonqualified Deferred Compensation table and the information accompanying it.

The table below itemizes the amounts reported in this column.

Name	Year	Change in Pension Value ($)	Above-Market Earnings on Deferred Compensation ($)	Total ($)
A. J. Topazi	2009	678,982	0	678,982
	2008	351,583	0	351,583
	2007	622,832	2,324	625,156
F. V. Turnage	2009	298,736	0	298,736
	2008	217,107	0	217,107
	2007	267,512	63	267,575
J. W. Atherton	2009	155,810	0	155,810
	2008	74,956	0	74,956
	2007	91,599	0	91,599
K. D. Flowers	2009	133,609	0	133,609
	2008	20,727	0	20,727
	2007	41,015	165	41,180
D. R. Horsley	2009	357,218	0	357,218
	2008	200,777	0	200,777
	2007	214,112	2,596	216,708

Column (i)

This column reports the following items: perquisites; tax reimbursements by the Company on certain perquisites; the Company’s contributions in 2009 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Code, and contributions in 2009 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP).  The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2009 are itemized below.

Name	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
A. J. Topazi	8,658	0	12,495	8,284	29,437
F. V. Turnage	4,555	3,192	8,484	0	16,231
J. W. Atherton	1,667	29	10,495	0	12,191
K. D. Flowers	295	62	10,623	0	10,980
D. R. Horsley	5,390	3,514	12,495	1,001	22,400

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers.  The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $9,780 per year, after the initial year that the benefit is provided.  The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Company-Provided Club Memberships.  The Company provides club memberships to certain officers, including all of the named executive officers.  The memberships are provided for business use; however, personal use is permitted.  The amount included reflects the pro-rata portion of the membership fees paid by the Company that are attributable to the named executive officers’ personal use.  Direct costs associated with any personal use, such as meals, are paid for or reimbursed by the employee and therefore are not included.

Personal Use of Corporate-Owned Aircraft.  Southern Company owns aircraft that are used to facilitate business travel.  All flights on these aircraft must have a business purpose, except for Mr. Topazi only, limited personal use that is associated with business travel is permitted.  The amount reported for such personal use is the incremental cost of providing the benefit – primarily fuel costs.  Also, if seating is available, Southern Company permits a family member to accompany an employee on a flight.  However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel and no amounts are included for such travel.  Any additional expenses incurred that are related to family travel are included.

Home Security Systems.  The Company pays for the services of third-party providers for the installation, maintenance, and monitoring of certain named executive officers’ home security systems.

Other Miscellaneous Perquisites.  The amount included reflects the full cost of providing the following items:  personal use of Company-provided tickets for sporting and other entertainment events, and gifts distributed to and activities provided to attendees at Company-sponsored events.

For Mr. Topazi, effective in 2009, tax reimbursements are no longer made on perquisites, except on any relocation benefits.

GRANTS OF PLAN-BASED AWARDS IN 2009

This table provides information on stock option grants made and goals established for future payouts under the Company’s performance-based compensation programs during 2009 by the Compensation Committee.  In this table, the annual Performance Pay Program and the performance dividend amounts are referred to as PPP and PDP, respectively.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#) (f)	Exercise or Base Price of Option Awards ($/Sh) (g)	Grant Date Fair Value of Stock and Option Awards ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
A. J. Topazi	02/16/2009	PPP PDP	2,119 11,421	235,406 228,427	517,893 456,854	99,276	31.39	178,697
F. V. Turnage	02/16/2009	PPP PDP	922 4,234	102,438 84,688	225,364 169,376	27,648	31.39	49,766
J. W. Atherton	02/16/2009	PPP PDP	794 1,566	88,263 31,324	194,179 62,648	15,386	31.39	27,695
K. D. Flowers	02/16/2009	PPP PDP	780 3,015	86,710 60,298	190,762 120,596	17,552	31.39	31,594
D. R. Horsley	02/16/2009	PPP PDP	1,032 4,521	114,668 90,420	252,270 180,840	30,949	31.39	55,708

Columns (c), (d), and (e)

The amounts reported as PPP reflect the amounts established by the Compensation Committee in early 2009 to be paid for certain levels of performance as of December 31, 2009 under the Performance Pay Program.  Under that program, the Compensation Committee assigns each named executive officer a target opportunity, expressed as a percentage of base salary as detailed in the CD&A.  The amount paid to each named executive officer under the annual program for actual 2009 performance is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and is itemized in the notes following that table.  More information about the program, including the applicable performance criteria established by the Compensation Committee, is provided in the CD&A.

Southern Company also has a long-term performance-based compensation program, the Performance Dividend Program.  It pays performance-based dividend equivalents based on Southern Company’s total shareholder return (TSR) compared with the TSR of its peer companies over a four-year performance-measurement period.  The Compensation Committee establishes the level of payout for prescribed levels of performance over the performance-measurement period.

In February 2009, the Compensation Committee established the Performance Dividend Program goal for the four-year performance-measurement period beginning on January 1, 2009 and ending on December 31, 2012.  The amount earned in 2012 based on the performance for 2009-2012 will be paid following the end of the period.  However, no amount is earned and paid unless the Compensation Committee approves the payment at the beginning of the final year of the performance-measurement period.  Also, nothing is earned unless Southern Company’s earnings are sufficient to fund a Common Stock dividend at the same level or higher than in the prior year.

The Performance Dividend Program pays to all option holders a percentage of the Common Stock dividend paid to Southern Company’s stockholders in the last year of the performance-measurement period.  It can range from approximately 2.5% for performance above the 10th percentile compared with the performance of the peer companies to 100% of the dividend if Southern Company’s TSR is at or above the 90th percentile.  That amount is then paid per option held at the end of the four-year performance-measurement period.  The amount, if any, ultimately paid to the option holders, including the named executive officers, at the end of the last year of the 2009-2012 performance-measurement period will be based on (1) Southern Company’s TSR compared to that of its peer companies as of December 31, 2012, (2) the actual dividend, if any, paid in 2012 to Southern Company’s stockholders, and (3) the number of options granted prior to 2010 held by the named executive officers on December 31, 2012.

The number of options held on December 31, 2012 will be affected by the number of options, if any, exercised by the named executive officers prior to December 31, 2012.  None of these components necessary to calculate the range of payout under the Performance Dividend Program for the 2009-2012 performance-measurement period is known at the time the goal is established.

The amounts reported as PDP in columns (c), (d), and (e) were calculated based on the number of options held by the named executive officers on December 31, 2009, as reported in columns (b) and (c) of the Outstanding Equity Awards at 2009 Fiscal Year-End table, and the Common Stock dividend of $1.73 per share paid to Southern Company’s stockholders in 2009.  These factors are itemized below.

Name	Stock Options Held as of December 31, 2009 (#)	Performance Dividend Per Option Paid at Threshold Performance ($)	Performance Dividend Per Option Paid at Target Performance ($)	Performance Dividend Per Option Paid at Maximum Performance ($)
A. J. Topazi	264,078	0.04325	0.86500	1.7300
F. V. Turnage	97,905	0.04325	0.86500	1.7300
J. W. Atherton	36,213	0.04325	0.86500	1.7300
K. D. Flowers	69,709	0.04325	0.86500	1.7300
D. R. Horsley	104,532	0.04325	0.86500	1.7300

More information about the Performance Dividend Program is provided in the CD&A.

Columns (f) and (g)

The stock options vest at the rate of one-third per year, on the anniversary date of the grant.  Also, grants fully vest upon termination as a result of death, total disability, or retirement and expire five years after retirement, three years after death or total disability, or their normal expiration date if earlier.  Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

The Compensation Committee granted these stock options to the named executive officers at its regularly-scheduled meeting on February 16, 2009.  Under the terms of the Omnibus Incentive Compensation Plan, the exercise price was set at the closing price ($31.39 per share) on the last trading day prior to the grant date, which was February 13, 2009.

Column (h)

The value of stock options granted in 2009 was derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2009 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options held by the named executive officers as of December 31, 2009.

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (j)
A. J. Topazi	37,805 40,939 28,708 14,332 0	0 0 14,354 28,664 99,276	0	32.70 33.81 36.42 35.78 31.39	02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
F. V. Turnage	7,973 7,220 6,988 7,015 12,975 9,369 4,678 0	0 0 0 0 0 4,685 9,354 27,648	0	25.26 27.98 29.50 32.70 33.81 36.42 35.78 31.39	02/15/2012 02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
J. W. Atherton	2,677 6,027 3,037 0	0 3,013 6,073 15,386	0	33.81 36.42 35.78 31.39	02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
K. D. Flowers	10,491 10,531 10,084 7,105 3,465 0	0 0 0 3,553 6,928 17,552	0	29.50 32.70 33.81 36.42 35.78 31.39	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
D. R. Horsley	8,703 7,839 7,532 7,416 10,355 10,687 5,236 0	0 0 0 0 0 5,344 10,471 30,949	0	25.26 27.98 29.50 32.70 33.81 36.42 35.78 31.39	02/15/2012 02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0

Stock options vest one-third per year on the anniversary of the grant date.  Options granted from 2002 through 2006 with expiration dates from 2012 through 2016 were fully vested as of December 31, 2009.  The options granted in 2007, 2008, and 2009 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2007	February 19, 2017	February 19, 2010
2008	February 18, 2018	February 18, 2011
2009	February 16, 2019	February 16, 2012

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier.  Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

OPTION EXERCISES AND STOCK VESTED IN 2009

None of the named executive officers exercised stock options in 2009.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
A. J. Topazi	0	0	0	0
F. V. Turnage	0	0	0	0
J. W. Atherton	0	0	0	0
K. D. Flowers	0	0	0	0
D. R. Horsley	0	0	0	0

PENSION BENEFITS AT 2009 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
A. J. Topazi	Pension Plan SBP-P SERP	36.50 36.50 36.50	1,075,585 2,177,034 828,586	0 0 0
F. V. Turnage	Pension Plan SBP-P SERP	27.83 27.83 27.83	883,014 451,995 269,050	0 0 0
J. W. Atherton	Pension Plan SBP-P SERP	24.00 24.00 24.00	335,501 135,726 101,601	0 0 0
K. D. Flowers	Pension Plan SBP-P SERP	21.17 21.17 21.17	267,912 98,030 82,087	0 0 0
D. R. Horsley	Pension Plan SBP-P SERP	30.50 30.50 30.50	705,559 431,640 256,398	0 0 0

The named executive officers earn employer-paid pension benefits from three integrated retirement plans.  More information about pension benefits is provided in the CD&A.

Pension Plan

The Pension Plan is a tax-qualified, funded plan.  It is Southern Company’s primary retirement plan. Generally, all full-time employees participate in this plan after one year of service.  Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation.  The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below.  Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits.  The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200.  The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay.  The pay considered for this formula is the base rate of pay reduced for any voluntary deferrals.  A statutory limit restricts the amount considered each year; the limit for 2009 was $245,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation.  For this formula, the final average pay computation is the same as above, but annual cash incentives paid during each year are added to the base rates of pay.

Early retirement benefits become payable once plan participants have during employment both attained age 50 and completed 10 years of participation.  Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement.  However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence.  For example, 64% of the formula benefits are payable starting at age 55.  As of December 31, 2009, Ms. Flowers and Mr. Atherton were not retirement-eligible.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime.  At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse.  A reduction applies if a retiring participant chooses a payment form other than a single life annuity.  The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service. All the named executive officers are vested in their Pension Plan benefits.  Participants who terminate employment after vesting can elect to have their pension benefits commencing at age 50 if they participated in the Pension Plan for 10 years.  If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed, benefits will be paid to a surviving spouse.  A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death.  Payments to a surviving spouse of a participant who could have retired will begin immediately.  Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50.  After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life.  Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes.  The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments.  Outside of the extra service crediting, the normal plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified.  This plan provides to highly-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits and voluntary pay deferrals.  The SBP-P’s vesting, early retirement, and disability provisions mirror those of the Pension Plan.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored.  When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value.  It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime.  The discount rate used in the calculation is based on the 30-year Treasury yields for the September preceding the calendar year of separation, but not more than 6%.  Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation.  If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation.  The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal.  If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement.  If a vested participant’s death occurs prior to age 50, the installments will be paid to a survivor as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP also is an unfunded retirement plan that is not tax qualified.  This plan provides to highly-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual cash incentives.  To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their incentives to the extent they exceed 15% of those base rates (ignoring statutory limits and pay deferrals).  This final average pay is used in the 1.7% offset formula to derive a gross benefit.  The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit.  The SERP’s early retirement, survivor benefit, and disability provisions mirror the SBP-P’s provisions.  However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming eligible to retire.  More information about vesting and payment of SERP benefits following a change in control is included in the section entitled Potential Payments upon Termination or Change in Control.

The following assumptions were used in the present value calculations:

•	Discount rate - 5.95% Pension Plan and 5.60% supplemental plans as of December 31, 2009
•	Retirement date - Normal retirement age (65 for all named executive officers)
•	Mortality after normal retirement - RP2000 Combined Healthy with generational projections
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None
•	Form of payment for Pension Benefits
¡	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity
¡	Female retirees: 40% single life annuity; 40% level income annuity; 10% joint and 50% survivor annuity; and 10% joint and 100% survivor annuity
•	Spouse ages - Wives two years younger than their husbands
•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year incentive is earned
•	Installment determination - 4.25% discount rate for single sum calculation and 5.25% prime rate during installment payment period

For all of the named executive officers, the number of years of credited service is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2009 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
A. J. Topazi	149,489	8,284	14,317	0	716,529
F. V. Turnage	62,364	0	8,504	0	195,889
J. W. Atherton	0	0	0	0	0
K. D. Flowers	102,403	0	6,178	0	220,625
D. R. Horsley	93,455	1,001	16,468	0	563,898

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, or other separation from service.  Up to 50% of base salary and up to 100% of performance-based compensation, except stock options, may be deferred, at the election of eligible employees.  All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred – the Stock Equivalent Account and the Prime Equivalent Account.  Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time.  It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income as that of a Southern Company stockholder.  During 2009, the rate of return in the Stock Equivalent Account was (4.83%) which was Southern Company’s TSR for 2009.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks.  The interest rate earned on amounts deferred during 2009 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2009.  The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table.  The amount of performance-based compensation deferred in 2009 was the amount paid for performance under the annual Performance Pay Program and the Performance Dividend Program that was earned as of December 31, 2008 but not payable until the first quarter of 2009.  This amount is not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2009, but not payable until early 2010.  These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP.  Under the Code, employer matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code.  The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP.  The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant.  The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses both on compensation the named executive officers elected to defer and on employer contributions under the SBP.  See the notes to column (h) of the Summary Compensation Table for a discussion of amounts of nonqualified deferred compensation earnings included in the Summary Compensation Table.

Column (e)

There were no aggregate withdrawals or distributions.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in prior years’ Information Statements.  The chart below shows the amounts reported in prior years’ Information Statements.

Name	Amounts Deferred under the DCP Prior to 2009 and Reported in Prior Years’ Information Statements ($)	Employer Contributions under the SBP Prior to 2009 and Reported in Prior Years’ Information Statements ($)	Total ($)
A. J. Topazi	376,255	30,647	306,902
F. V. Turnage	65,701	533	66,234
J. W. Atherton	0	0	0
K. D. Flowers	85,321	586	85,907
D. R. Horsley	267,689	1,917	269,606

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events.  The estimated payments would be made under the terms of Southern Company’s compensation and benefit programs or the change-in-control severance program.  All of the named executive officers are participants in Southern Company’s change-in-control severance program for officers.  The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2009 and assumes that the price of Common Stock is the closing market price on December 31, 2009.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs.  These events also affect payments to the named executive officers under the change-in-control severance program.  No payments are made under the severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason.  (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement-Eligible – Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation – Voluntary termination of a named executive officer who is not retirement-eligible.

•	Lay Off – Involuntary termination not for cause of a named executive officer who is not retirement-eligible.
•
Involuntary Termination – Involuntary termination of a named executive officer for cause.  Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability – Termination of a named executive officer due to death or disability.
Change in Control-Related Events
At the Southern Company or the Company level:
•
Southern Company Change in Control I – Acquisition by another entity of 20% or more of Common Stock or, following a merger with another entity, Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change in Control II – Acquisition by another entity of 35% or more of Common Stock or, following a merger with another entity, Southern Company’s stockholders own less than 50% of the Company surviving the merger.

•	Southern Company Termination – A merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
Company Change in Control – Acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:
•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason – Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason.  Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different compensation and benefit elements in connection with the Traditional Termination Events described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Pro-rated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay-Off.	Vest; expire earlier of original expiration or three years.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.
Deferred Compensation Plan (DCP)	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or disabled participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per benefits administration committee’s discretion.	Same as Retirement.
Supplemental Benefit Plan (SBP) - Non-Pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the DCP.	Same as Retirement.

The chart below describes the treatment of payments under compensation and benefit programs under different change-in-control events.  The Pension Plan, the DCP, and the SBP are not affected by change-in-control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or Company Change in Control	Involuntary Change- in- Control-Related Termination or Voluntary Change-in-Control- Related Termination for Good Reason
Nonqualified Pension Benefits
All SERP-related benefits vest if participant vested in tax-qualified pension benefits; otherwise, no impact. SBP-pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change- in-control date paid following termination or retirement.	Same as Southern Company Change in Control II.	Based on type of change-in-control event.

Annual Performance Pay Program	If program is not terminated, then is paid at greater of target or actual performance. If program is terminated within two years of change in control; pro-rated at target performance level.	Same as Southern Company Change in Control I.	Pro-rated at target performance level.	If not otherwise eligible for payment, and if the program is still in effect, pro-rated at target performance level.

Performance Dividend Program	If program is not terminated, then is paid at greater of target or actual performance. If program is terminated within two years of change in control; pro-rated at target performance level.	Same as Southern Company Change in Control I.	Pro-rated at greater of actual or target performance level.	If not otherwise eligible for payment and if the program is still in effect, greater of actual or target performance level for year of severance only.

Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash. For Company employees, stock options vest upon a Company Change In Control.	Vest.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change in Control-Related Termination or Voluntary Change in Control- Related Termination for Good Reason
Severance Benefits	Not applicable.	Not applicable.	Not applicable.
One or three times base salary plus target annual performance-based compensation, plus tax gross-up for the president and chief executive officer if a severance amount exceeds the Code Section 280G - “excess parachute payment” by 10% or more.

Health Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group health plan plus payment of two or three years’ premium amounts.
Outplace- ment Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2009.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2009 under the Pension Plan, the SBP-P, and the SERP are itemized in the chart below.  The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2009 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP.  The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2009 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments.  Benefits under the SERP would be forfeited.  The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.  The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table.  Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table.  All of the named executive officers, except Ms. Flowers and Mr. Atherton, were retirement-eligible on December 31, 2009.

Name	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a spouse) ($)
A. J. Topazi	Pension SBP-P SERP	9,033 274,488 104,471	All plans treated as retiring	5,068 274,488 104,471
F. V. Turnage	Pension SBP-P SERP	6,974 53,698 31,964	All plans treated as retiring	3,615 53,698 31,964
J. W. Atherton	Pension SBP-P SERP	0 0 0	1,644 172,486 0	2,700 19,423 14,540
K. D. Flowers	Pension SBP-P SERP	0 0 0	1,661 132,172 0	2,728 18,091 15,148
D. R. Horsley	Pension SBP-P SERP	6,085 60,446 35,905	All plans treated as retiring	4,238 60,446 35,905

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the Pension Benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments.  Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control.  Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2009 following a change-in-control event, other than a Southern Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

Name	SBP-P ($)	SERP ($)	Total ($)
A. J. Topazi	2,744,879	1,044,709	3,789,588
F. V. Turnage	536,978	319,636	856,614
J. W. Atherton	168,329	126,007	294,336
K. D. Flowers	128,988	108,009	236,997
D. R. Horsley	604,457	359,052	963,509

The pension benefit amounts in the tables above were calculated as of December 31, 2009 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.3 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values of the SBP-P and the SERP benefits were based on a 4.25% discount rate as prescribed by the terms of these plans.

Annual Performance Pay Program

Because this section assumes that a termination or change-in-control event occurred on December 31, 2009, there is no amount that would be payable other than what was reported and described in the Summary Compensation Table because actual performance in 2009 exceeded target performance, except for Ms. Flowers.  Because Ms. Flowers’ payout was less than the target amount, the amount that would be payable upon a change in control is the target level amount as reported in the Grants of Plan-Based Awards table.

Performance Dividends

Because the assumed termination date is December 31, 2009, there is no additional amount that would be payable other than the amount reported in the Summary Compensation Table.  As described in the Traditional Termination Events chart, there is some continuation of benefits under the Performance Dividend Program for retirees.

Stock Options

Stock options would be treated as described in the Termination and Change-in-Control charts above.  Under a Southern Company Termination, all stock options vest.  In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, stock options vest.  There is no payment associated with stock options unless there is a Southern Company Termination and the participants’ stock options cannot be converted into surviving company stock options.  In that event, the excess of the exercise price and the closing price of the Common Stock on December 31, 2009 would be paid in cash for all stock options held by the named executive officers.  The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options.

Name	Number of Options with Accelerated Vesting (#)	Total Number of Options Following Accelerated Vesting under a Southern Company Termination (#)	Total Payable in Cash under a Southern Company Termination without Conversion of Stock Options ($)
A. J. Topazi	142,294	264,078	215,042
F. V. Turnage	41,687	97,905	187,221
J. W. Atherton	24,472	36,213	29,695
K. D. Flowers	28,033	69,709	80,480
D. R. Horsley	46,764	104,532	205,108

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above.  There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts.  The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Health Benefits

At the end of 2009, Ms. Flowers and Mr. Atherton were not retirement-eligible and therefore health care benefits would not become available until each reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart.  The estimated cost of providing two years of group health insurance premiums for Ms. Flowers and Mr. Atherton is approximately $22,000.

Financial Planning Perquisite

For the named executive officers who are retirement-eligible, an additional year of the financial planning perquisite, which is set at a maximum of $9,780 per year, would be provided after retirement.  Ms. Flowers and Mr. Atherton are not retirement-eligible.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan.  In addition to the treatment of health benefits, the annual Performance Pay Program, and the Performance Dividend Program described above, the named executive officers are entitled to a severance benefit, including outplacement services, if, within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for Good Reason.  The severance benefits are not paid unless the named executive officer releases the Company from any claims he or she may have against the Company or its affiliates.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.  The severance payment is three times the named executive officer’s base salary and target payout under the annual Performance Pay Program for Mr. Topazi and one times that amount for the other named executive officers.  For Mr. Topazi, if any portion of the severance payment is an “excess parachute payment” as defined under Section 280G of the Code, the Company will pay him an additional amount to cover the taxes that would be due on the excess parachute payment - a “tax gross-up.”  However, that additional amount will not be paid unless the severance amount plus all other amounts that are considered parachute payments under the Code exceed 110% of the severance payment.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2009 in connection with a change in control.  There is no estimated tax gross-up included for Mr. Topazi because his estimated severance amount payable is below the amount considered an excess parachute payment under the Code.

Name	Severance Amount ($)
A. J. Topazi	1,883,246
F. V. Turnage	330,078
J. W. Atherton	289,685
K. D. Flowers	303,485
D. R. Horsley	369,486

COMPENSATION PROGRAM RISK

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive or inappropriate risk-taking is not encouraged.  This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Southern Company Compensation and Management Succession Committee’s consultant, stock ownership requirements, Southern Company’s compensation governance practices, and Southern Company’s “claw-back” provision.  The assessment was reviewed with the Southern Company Compensation and Management Succession Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation Committee is made up of non-employee directors of Southern Company who have never served as executive officers of Southern Company or the Company.  During 2009, none of Southern Company’s or the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Southern Company Compensation Committee.

Mr. Topazi, an executive officer of the Company, also serves as a director of Hancock Holding Company and is a member of its compensation committee.  Mr. Chaney, a director of the Company and a member of the Company's Compensation Committee, also serves as an executive officer of Hancock Holding Company.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock owned by directors, nominees, and executive officers as of December 31, 2009.  It is based on information furnished by the directors, nominees, and executive officers.    The shares beneficially owned by all directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2009.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned (1)	Deferred Stock Units (2)	Shares Individuals Have Right to Acquire Within 60 Days (3)
Roy Anderson, III	1,044	1,044	0
Carl J. Chaney	173	0	0
Aubrey B. Patterson, Jr.	4,585	2,932	0
Christine L. Pickering	1,285	1,285	0
Martha D. Saunders	659	0	0
Phillip J. Terrell	4,048	3,425	0
Anthony J. Topazi	198,996	0	183,562
John W. Atherton	32,385	0	22,919
Kimberly D. Flowers	60,092	0	54,544
Donald R. Horsley	87,372	0	78,664
Frances Turnage	80,673	0	74,796
Directors, Nominees, and Executive Officers as a group (12 people)	504,760	8,685	442,744

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. Roy Anderson, III, a former director of the Company, is a director of Whitney National Bank.  Mr. Carl J. Chaney, a director of the Company, is a director, president, and chief executive officer of Hancock Holding Company, Gulfport, Mississippi, and also acts as a director, president, and chief executive officer of a number of subsidiary banks.  Mr. Aubrey B. Patterson, Jr., a director of the Company, is chairman and chief executive officer of BancorpSouth, Inc., Tupelo, Mississippi.  During 2009, these banks furnished a number of regular banking services in the ordinary course of business to the Company.  The Company intends to maintain normal banking relations with these banks in the future.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” However, Southern Company has a Code of Ethics as well as employment and compensation policies that govern the hiring and compensating of all employees including those named above. Southern Company also has a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.